221West Grand Avenue • Montvale, NJ 07645 (201) 934-5000 • Fax: (201) 934-8880 • www.synvista.com
Exhibit 99.1
Company Contact:	Investor/Media Relations Contact:
Synvista Therapeutics, Inc.	Lippert/Heilshorn & Associates, 201-934-5000
212-838-3777
ir@synvista.com	Kim Sutton Golodetz
(kgolodetz@lhai.com)
Jules Abraham (media)
(jabraham@lhai.com)

SYNVISTA NOTIFIED BY NYSE ALTERNEXT OF CONTINUED LISTING STANDARDS NON-COMPLIANCE;
COMPANY EXPECTS ITS COMMON STOCK TO REMAIN LISTED WHILE IT ENGAGES IN
COMPLIANCE PROCESS

MONTVALE, N.J. (December 24, 2008) – Synvista Therapeutics, Inc. (NYSE Alternext US:SYI) (the “Company”) announced today that on December 23, 2008, it received a notice from the staff (the “Staff”) of NYSE Alternext US LLC (the “NYSE Alternext”, which is the successor to the American Stock Exchange) indicating that the Company is not in compliance with certain NYSE Alternext continued listing standards, specifically as a result of the Company’s shareholders’ equity not meeting the threshold set forth in Section 1003(a) of the NYSE Alternext Company Guide.  The Company is not in compliance with Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.

The Company has been afforded the opportunity to submit a plan of compliance (a “Plan”) to NYSE Alternext by January 23, 2009 advising NYSE Alternext of the action the Company has taken, or will take, that would bring it into compliance with all the continuing listing standards of the Company Guide within 12 months or by December 23, 2009. If NYSE Alternext accepts the Plan, the Company will be able to continue its listing during the Plan period for up to twelve months, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Plan. If NYSE Alternext does not accept the Company’s Plan or if the Company does not make progress consistent with the Plan during the Plan period or if the Company is not in compliance with the continued listing standards at the end of the Plan period, NYSE Alternext may then initiate delisting proceedings.

The Company currently intends to prepare and submit a Plan within the time frame required by NYSE Alternext. However, there is no guarantee that the Company will be able to complete and timely file the Plan, that the Plan will be accepted by NYSE Alternext, or that the Company will be able to make progress consistent with the Plan if it is accepted. Prior to filing the Plan and, if the Plan is timely filed, while the Plan is under review by NYSE Alternext, the Company expects that its common stock will continue to trade without interruption on NYSE Alternext; however, the trading symbol for the Company’s Common Stock will have an indicator (.BC) added as an extension to signify noncompliance with the continued listing standards. Within five days of the December 23, 2008 letter from NYSE Alternext, the Company will be included in a list on the NYSE Alternext website of issuers that do not comply with the listing standards. The ..BC indicator will remain as an extension on the Company’s trading symbol until the Company has regained compliance with all applicable continued listing standards.

About Synvista Therapeutics
Synvista Therapeutics is a biopharmaceutical company developing diagnostics and drugs to diagnose, treat and prevent cardiovascular disease in people with diabetes.  The Company has developed a clinical laboratory test that identifies diabetic patients with the Haptoglobin genotype Hp2-2.  The genetic or protein form of this test can be used to identify diabetic patients at high risk for cardiovascular complications.  These patients may benefit from a particular formulation of vitamin E.  The Company is also developing a test kit to measure CML (carboxy-methyllysine), another potential cardiovascular risk marker.

Synvista Therapeutics is developing oral antioxidant drugs to treat the HDL dysfunction seen in Hp2-2 diabetes, a disease affecting almost 7 million patients in the United States.  The Company is also developing alagebrium, a proposed breaker of advanced glycation endproducts (AGEs) for the treatment of systolic and diastolic heart failure.

For more information, please visit the Company's Web site at www.synvista.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the Company’s ability to obtain sufficient financial resources to continue operations ,the Company’s ability to remain listed on the NYSE Alternext,  the risks associated with the events  described in this press release, future clinical development of Synvista Therapeutics’ product candidates, and other risks identified in Synvista Therapeutics' filings with the Securities and Exchange Commission.  Further information on risks faced by Synvista are detailed under the caption "Risk Factors" in Synvista Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2007. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated.  Actual results, events or performance may differ materially. Synvista Therapeutics undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.